Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Lucas GC Limited on Form F-1 of our report dated November 21, 2022, with respect to our audits of the consolidated balance sheets of Lucas GC Limited as of December 31, 2020 and 2021, the related consolidated statements of income and comprehensive income, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

February 27, 2023